Exhibit 1.1

UHS MERGER SUB, INC.

(a Delaware corporation)

Second Lien Senior Secured Floating Rate Notes due 2015

and

Second Lien Senior Secured PIK Toggle Notes due 2015

PURCHASE AGREEMENT

Dated:  May 22, 2007

UHS MERGER SUB, INC.
(a Delaware corporation)

$230,000,000
Second Lien Senior Secured Floating Rate Notes due 2015
and
$230,000,000
Second Lien Senior Secured 8.50%/9.25% PIK Toggle Notes due 2015

PURCHASE AGREEMENT

May 22, 2007

MERRILL LYNCH & CO.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Bear, Sterns & Co. Inc
Wachovia Capital Markets, LLC
as Representatives of the several Initial Purchasers

c/o	Merrill Lynch & Co.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
4 World Financial Center
New York, New York 10080

Ladies and Gentlemen:

UHS Merger Sub, Inc., a Delaware corporation (“the Issuer”), confirms its agreement with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and each of the other Initial Purchasers named in Schedule A hereto (collectively, the “Initial Purchasers,” which term shall also include any initial purchaser substituted as hereinafter provided in Section 11 hereof), for whom Merrill Lynch, Bear, Stearns & Co. Inc. and Wachovia Capital Markets, LLC are acting as representatives (in such capacity, the “Representatives”), with respect to the issue and sale by the Issuer and the purchase by the Initial Purchasers, acting severally and not jointly, of the respective principal amounts set forth in said Schedule A of $230,000,000 aggregate principal amount of the Issuer’s Second Lien Senior Secured Floating Rate Notes due 2015 (the “Floating Rate Notes”) and $230,000,000 aggregate principal amount of the Issuer’s Second Lien Senior Secured 8.50%/9.25% PIK Toggle Notes due 2015 (the “PIK Toggle Notes” and, together with the Floating Rate Notes, the “Securities”). The Floating Rate Notes and the PIK Toggle Notes are each to be issued pursuant to an indenture dated as of May 31, 2007 (the “Indenture”) between the Issuer and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The term “Indenture”, as used herein, includes any Officer’s Certificate (as defined in the Indenture) establishing the form and terms of the Securities pursuant to the Indenture. Securities issued in book-entry form will be issued to Cede & Co. as nominee of The Depository Trust Company (“DTC”) pursuant to a letter agreement, to be dated as of Closing Time (as defined in Section 2(b)) (the “DTC Agreement”), among the Company, the Trustee and DTC.

As described in the Disclosure Package (as defined in Section 1(a)(i) hereof) and the Final Offering Memorandum (as defined below), on April 15, 2007, UHS Holdco, Inc. (“Holdco”), the Issuer (a

wholly-owned subsidiary of UHS Holdco, Inc.) and Universal Hospital Services, Inc. (the “Company”) entered into an agreement and plan of merger (the “Merger Agreement”) pursuant to which the Issuer will merge (the “Merger”) with and into the Company on the Merger Closing Date (as defined in Section 1(a)(ix) hereof), with the Company continuing as the surviving corporation and becoming an indirect wholly-owned subsidiary of Holdco. The Merger Agreement contemplates the occurrence of the following events in addition to the issuance and sale of the Securities: the entering into by the Company into a credit agreement (the “Credit Agreement”) establishing the terms of a new $135 million asset based revolving credit facility (the “Credit Facility”); the repayment of indebtedness under the Company’s existing credit facility; and the tender offer for all the Company’s outstanding 10.125% Senior Notes due 2011 (the “Tender Offer”).

As described in the Disclosure Package and the Final Offering Memorandum, on the Merger Closing Date, effective upon consummation of the Merger, the Company (i) as the survivor of the Merger, will, by operation of law, assume the obligations of the Issuer pursuant to this Purchase Agreement (this “Agreement”), the Indenture and the Securities, (ii) will expressly assume the Issuer’s obligations under this Agreement by executing a joinder agreement in substantially the form set forth in Schedule B attached hereto (the “Joinder Agreement”) and (iii) will expressly assume the Issuer’s obligations under the Indenture and the Securities by executing a supplemental indenture to the Indenture (the “Supplemental Indenture”). Accordingly, the representations, warranties, covenants and agreements of the Company under this Agreement shall not become effective until the execution by the Company of the Joinder Agreement concurrently with the consummation of the Merger, at which time such representations, warranties, covenants and agreements shall become effective as of the Merger Closing Date, and the Company shall, without any further action by any person, become a party to this Agreement.

This Agreement, the Indenture, the Supplemental Indenture, the Securities, the Joinder Agreement, the Merger Agreement and the Credit Agreement are hereinafter referred to collectively as the “Transaction Documents”. The issuance and sale of the Securities, the Merger, the entering into and initial borrowing under the Credit Facility, the payment of the merger consideration to the Company (the “Equity Contribution”) and to the stockholders of the Company immediately prior to the Merger Closing Date, the Tender Offer, the repayment of outstanding amounts under the Company’s existing credit facilities and the payment of related fees and expenses in connection with the foregoing, are collectively referred to as the “Transactions.”

The Issuer understands that the Initial Purchasers propose to make an offering of the Securities on the terms and in the manner set forth herein and agrees that the Initial Purchasers may resell, subject to the conditions set forth herein, all or a portion of the Securities to purchasers (“Subsequent Purchasers”) at any time after this Agreement has been executed and delivered. The Securities are to be offered and sold through the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the “1933 Act”), in reliance upon exemptions therefrom. Pursuant to the terms of the Securities and the Indenture, investors that acquire Securities may only resell or otherwise transfer such Securities if such Securities are hereafter registered under the 1933 Act or if an exemption from the registration requirements of the 1933 Act is available (including the exemption afforded by Rule 144A (“Rule 144A”) or Regulation S (“Regulation S”) of the rules and regulations promulgated under the 1933 Act by the Securities and Exchange Commission (the “Commission”)).

The Issuer has prepared and delivered to each Initial Purchaser copies of a preliminary offering memorandum dated May 11, 2007 (the “Preliminary Offering Memorandum”) and have prepared and will deliver to each Initial Purchaser, on the date hereof, or the next succeeding day and dated the date hereof, copies of a final offering memorandum dated May 22, 2007 (the “Final Offering Memorandum”), each for use by such Initial Purchaser in connection with its solicitation of purchases of, or offering of, the

Securities. “Offering Memorandum” means, with respect to any date or time referred to in this Agreement, the most recent offering memorandum (whether the Preliminary Offering Memorandum or the Final Offering Memorandum, or any amendment or supplement to either such document), including exhibits thereto, which has been prepared and delivered by the Issuer to the Initial Purchasers in connection with their solicitation of purchases of, or offering of, the Securities.

SECTION 1.           Representations and Warranties by the Issuer and the Company.

(a)           Representations and Warranties. As of the date hereof, and as of Closing Time (as defined in Section 2(b) hereof), each of the Issuer and the Company, represents and warrants to, and agrees with, each Initial Purchaser as follows:

(i)            Disclosure Package and Final Offering Memorandum. As of the Applicable Time (as defined below), neither (x) the Offering Memorandum as of the Applicable Time as supplemented by the final pricing term sheet, in the form attached hereto as Schedule C (the “Pricing Supplement”), that has been prepared and delivered by the Issuer to the Initial Purchasers in connection with their solicitation of offers to purchase Securities all considered together (collectively, the “Disclosure Package”), nor (y) any individual Supplemental Offering Materials (as defined below), when considered together with the Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. “Applicable Time” means 12:00 pm (Eastern time) on May 22, 2007 or such other time as agreed by the Issuer and the Representatives.

“Supplemental Offering Materials” means any “written communication” (within the meaning of the 1933 Act Regulations (as defined below)) prepared by or on behalf of the Company, or used or referred to by the Company, that constitutes an offer to sell or a solicitation of an offer to buy the Securities other than the Offering Memorandum or amendments or supplements thereto (including the Pricing Supplement), including, without limitation, any road show relating to the Securities that constitutes such a written communication.

As of its issue date and as of the Closing Time, the Final Offering Memorandum will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

The representation and warranties in this subsection shall not apply to statements in or omissions from the Disclosure Package or the Final Offering Memorandum made in reliance upon and in conformity with written information furnished to the Issuer by any Initial Purchaser through Merrill Lynch expressly for use therein.

(ii)           Independent Accountants. The accountants who certified the financial statements and supporting schedules included in the Disclosure Package and the Final Offering Memorandum are independent public accountants with respect to the Company and its subsidiaries within the meaning of the 1933 Act and the rules and regulations thereunder (the “1933 Act Regulations”).

(iii)          Financial Statements. The financial statements, together with the related schedules and notes, included in the Disclosure Package and the Final Offering Memorandum comply as to form in all material respects with the applicable accounting requirements of the 1933 Act, the 1933 Act Regulations, the Securities Exchange Act of 1934 (the “1934 Act”) and

the rules and regulations thereunder (the “1934 Act Regulations”), and present fairly in all material respects the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved. The supporting schedules, if any, included in the Disclosure Package and the Final Offering Memorandum present fairly in all material respects in accordance with GAAP the information required to be stated therein. The selected financial data and the summary financial information included in the Disclosure Package and the Final Offering Memorandum present fairly in all material respects the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Disclosure Package and the Final Offering Memorandum. The pro forma financial statements of the Company and its subsidiaries and the related notes thereto included in the Disclosure Package and the Final Offering Memorandum present fairly in all material respects the information shown therein, have been prepared in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements and have been properly compiled on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.

(iv)          No Material Adverse Change in Business. Since the respective dates as of which information is given in the Disclosure Package and the Final Offering Memorandum, except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), (B) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise, and (C) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

(v)           Good Standing of the Issuer and the Company. Each of the Issuer and the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Disclosure Package and the Final Offering Memorandum and to enter into and perform its obligations under this Agreement; and each of the Issuer and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

(vi)          Subsidiaries. The Company has no subsidiaries.

(vii)         Capitalization. The authorized, issued and outstanding capital stock of the Company is as set forth in the Disclosure Package and the Final Offering Memorandum in the column entitled “Actual” under the caption “Capitalization” (except for subsequent issuances, if any, pursuant to this Agreement, pursuant to reservations, agreements, employee benefit plans referred to in the Disclosure Package and the Final Offering Memorandum or pursuant to the exercise of convertible securities or options referred to in the Disclosure Package and the Final Offering Memorandum). The shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any securityholder of the Company.

(viii)        Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Issuer.

(ix)           Authorization of the Joinder Agreement. On the date that the Merger is consummated and the Joinder Agreement is executed and delivered (the “Merger Closing Date”), the Joinder Agreement will have been duly authorized, executed and delivered by the Company and will constitute a valid and legally binding agreement of the Company, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally, by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and by public policy limitations affecting the enforceability of indemnification or contribution rights in connection with securities transactions, to the extent applicable.

(x)            Authorization of the Indenture and the Supplemental Indenture. The Indenture and the Supplemental Indenture have been duly authorized by the Issuer, and on the Merger Closing Date, the Indenture and the Supplemental Indenture will have been duly authorized by the Company; on the Merger Closing Date, the Indenture will have been duly executed and delivered by the Issuer and, concurrently with the consummation of the Merger and the execution and delivery of the Joinder Agreement, the Supplemental Indenture will have been duly executed and delivered by the Company; and on the Merger Closing Date, the Indenture will constitute a valid and legally binding agreement of the Issuer, and the Indenture, as amended and supplemented by the Supplemental Indenture, will constitute a valid and legally binding agreement of the Company, in each case enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(xi)           Authorization of the Securities. The Securities have been duly authorized by the Issuer, and on the Merger Closing Date, will have been duly authorized by the Company; when the Securities have been duly executed and authenticated in accordance with the provisions of the Indenture and are delivered and paid for pursuant to this Agreement at Closing Time, such Securities will have been duly executed, authenticated, issued and delivered by, and will be the valid and legally binding obligations of, the Issuer and, concurrently with the consummation of the Merger and the execution and delivery of the Joinder agreement, such Securities will be the valid and legally binding obligations of the Company, in each case enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers) reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be in the form contemplated by, and entitled to the benefits of, the Indenture.

(xii)          Authorization of the Registration Rights Agreement. The registration rights agreement to be dated the Merger Closing Date among the Issuer and the Representatives (the

“Registration Rights Agreement”) has been duly authorized by the Issuer, and on the Merger Closing Date, the Registration Rights Agreement will have been duly authorized by the Company; on the Merger Closing Date, the Registration Rights Agreement will have been duly executed and delivered by the Issuer and, concurrently with the consummation of the Merger and the execution and delivery of the Joinder Agreement, the Registration Rights Agreement will have been duly executed and delivered by the Company; and on the Merger Closing Date, the Registration Rights Agreement will constitute a valid and legally binding agreement of the Issuer and of the Company, in each case enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(xiii)         Authorization of the Exchange Securities. The exchange securities, with terms substantially identical to those of the Securities, to be issued in exchange for the Securities in connection with the exchange offer contemplated by the Registration Rights Agreement (the “Exchange Securities”) have been duly authorized by the Issuer, and on the Merger Closing Date, will have been duly authorized by the Company; when the Exchange Securities have been duly executed and authenticated in accordance with the provisions of the Indenture and are delivered pursuant to the Registration Rights Agreement, such Exchange Securities will have been duly executed, authenticated, issued and delivered by, and will be the valid and legally binding obligations of, the Issuer and (y) concurrently with the consummation of the Merger and the execution and delivery of the Joinder agreement, such Securities will be the valid and legally binding obligations of the Company, in each case enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers) reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be in the form contemplated by, and entitled to the benefits of, the Indenture

(xiv)        Authorization of the Merger Agreement. The Merger Agreement has been duly authorized, executed and delivered by the Issuer and constitutes a valid and legally binding agreement of the Issuer, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(xv)         Authorization of the Credit Agreement. The Credit Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding agreement of the Company, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(xvi)        Description of Agreements. The Securities, the Indenture (as amended by the Supplemental Indenture), the Registration Rights Agreement, the Exchange Securities, the Merger Agreement and the Credit Agreement will conform in all material respects to the respective statements relating thereto contained in the Disclosure Package and the Final Offering Memorandum and will be in substantially the respective forms last delivered to the Initial Purchasers prior to the date of this Agreement.

(xvii)       Absence of Defaults and Conflicts. Neither the Issuer nor the Company nor any of their respective subsidiaries is in violation of its charter or by-laws or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Issuer or the Company or any of their respective subsidiaries is a party or by which any of them may be bound, or to which any of the property or assets of the Issuer or the Company or any of their respective subsidiaries is subject (collectively, “Agreements and Instruments”) except for such defaults that would not result in a Material Adverse Effect; and the execution, delivery and performance by each of the Issuer and the Company of the Transaction Documents, and the consummation of the Transactions and the other transactions contemplated herein and in the Disclosure Package and the Final Offering Memorandum (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described in the Disclosure Package and the Final Offering Memorandum under the caption “Use of Proceeds”) and compliance by each of the Issuer and the Company with their respective obligations hereunder or under the Transaction Documents have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Issuer or the Company or any of their respective subsidiaries pursuant to, the Agreements and Instruments except for such conflicts, breaches or defaults or Repayment Events or liens, charges or encumbrances that, singly or in the aggregate, would not result in a Material Adverse Effect, nor will such action result in any violation of the provisions of the charter or by-laws of the Issuer or the Company or any of their respective subsidiaries or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Issuer or the Company or any of their respective subsidiaries or any of their respective assets, properties or operations. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Issuer or the Company or any of their respective subsidiaries.

(xviii)      Absence of Labor Dispute. No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the best of the Company’s knowledge, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or any of its subsidiaries’ principal suppliers, manufacturers, customers or contractors, which, in either case, would result in a Material Adverse Effect. Except as described in the Disclosure Package and the Final Offering Memorandum, the Company is not a party to a collective bargaining agreement, and there are no unfair labor practice complaints pending against the Company or, to the best of the Company’s knowledge, threatened against it which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(xix)         Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the best of the Issuer’s or the Company’s knowledge, threatened, against or affecting the Issuer or the Company or any of their respective subsidiaries which might result in a Material Adverse Effect, or which might materially and adversely affect the properties or assets of the Company or any of its subsidiaries or the consummation of the transactions contemplated by this Agreement and the Transactions or the performance by either of the Issuer or the Company of its obligations hereunder or under any of Transaction Documents. The aggregate of all pending legal or governmental proceedings to which the Issuer or the Company or any of their respective subsidiaries is a party or of which any of their respective property or assets is the subject which are not described in the Disclosure Package and the Final Offering Memorandum, including ordinary routine litigation incidental to the business, could not reasonably be expected to result in a Material Adverse Effect.

(xx)          Absence of Manipulation. Neither the Issuer nor the Company nor any affiliate thereof has taken, nor will the Issuer or the Company or any affiliate thereof take, directly or indirectly, any action which is designed to or which has constituted or which would be expected to cause or result in stabilization or manipulation of the price of any security of the Issuer or the Company to facilitate the sale or resale of the Securities; provided, however, that the Issuer and the Company do not make any representation with respect to the Initial Purchasers.

(xxi)         Possession of Intellectual Property. The Company and its subsidiaries own or possess adequate rights to use all material patents, patent applications, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, trademark registrations, service marks, service mark registrations, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them, except where the failure to have such rights would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and neither the Company nor any of its subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect.

(xxii)        Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by each of the Issuer and the Company of its obligations hereunder, in connection with the offering, issuance or sale of the Securities hereunder or the consummation of the Transactions and the other transactions contemplated by this Agreement or for the due execution, delivery or performance of each of the Transaction Documents by each of the Issuer and the Company, except such as have been already obtained.

(xxiii)       Possession of Licenses and Permits. Each of the Issuer and the Company and their respective subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where the failure so to possess would not, singly or in the aggregate, result in a Material Adverse Effect; each of the Issuer and the Company and their respective subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, result in a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, result in a Material Adverse Effect; and neither the

Issuer nor the Company nor any of their respective subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

(xxiv)       Title to Property. The Company and its subsidiaries have good and marketable title to the one real property owned by the Company and its subsidiaries, and as of the Merger Closing Date are expected to own no real property, and have good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (a) are described in the Disclosure Package and the Final Offering Memorandum or (b) do not, singly or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of its subsidiaries; and all of the leases and subleases material to the business of the Company and its subsidiaries, considered as one enterprise, and under which the Company or any of its subsidiaries holds properties described in the Disclosure Package and the Final Offering Memorandum, are in full force and effect, and neither the Company nor any of its subsidiaries has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any of its subsidiaries under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or any subsidiary thereof to the continued possession of the leased or subleased premises under any such lease or sublease.

(xxv)        Environmental Laws. Except as described in the Disclosure Package and the Final Offering Memorandum and except such matters as would not, singly or in the aggregate, result in a Material Adverse Effect, (A) neither the Company nor any of its subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its subsidiaries and (D) there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its subsidiaries relating to Hazardous Materials or Environmental Laws.

(xxvi)       Accounting Controls and Disclosure Controls(xxvii)    .

(a)  The Company maintains internal control over financial reporting as defined in Rule 15d-15 of the 1934 Act. Except as described in the Disclosure Package and Final Offering Memorandum, since the end of the Company’s most recent audited fiscal year, there has been (1) no material weakness or significant deficiency in the Company’s internal control over financial reporting (whether or not remediated) and (2) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(b) The Company and its consolidated subsidiaries employ disclosure controls and procedures that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, and is accumulated and communicated to the Company’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure.

(xxvii)      [Reserved]

(xxviii)     Compliance with the Sarbanes-Oxley Act. There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.

(xxix)       Payment of Taxes. All United States federal income tax returns of the Company and its subsidiaries required by law to be filed have been filed and all taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except assessments against which appeals have been or will be promptly taken and as to which adequate reserves have been provided, and except insofar as the failure to so file or pay would not result in a Material Adverse Effect. The Company and its subsidiaries have filed all other tax returns that are required to have been filed by them pursuant to applicable foreign, state, local or other law except insofar as the failure to file such returns would not result in a Material Adverse Effect, and has paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company and its subsidiaries, except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. The charges, accruals and reserves on the books of the Company in respect of any income and corporation tax liability for any years not finally determined are adequate to meet any assessments or re-assessments for additional income tax for any years not finally determined, except to the extent of any inadequacy that would not result in a Material Adverse Effect.

(xxx)        Insurance. The Company and its subsidiaries carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as is generally maintained by companies of established repute engaged in the same or similar business, and all such insurance is in full force and effect. The Company has no reason to believe that it or any subsidiary will not be able (A) to renew its existing insurance coverage as and when such policies expire or (B) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Change. Neither of the Company nor any subsidiary has been denied any insurance coverage which it has sought or for which it has applied.

(xxxi)     Statistical and Market-Related Data. Any statistical and market-related data included in the Disclosure Package and the Final Offering Memorandum are based on or derived from sources that the Company believes to be reliable and accurate in all material respects, and the Company has obtained the written consent to the use of such data from such sources.

(xxxii)      Investment Company Act. As of the date hereof, neither the Issuer nor the Company is, and upon the consummation of the Transactions and the issuance and sale of the offered Securities as herein contemplated and the application of the net proceeds therefrom as described in the Disclosure Package and the Final Offering Memorandum will be, an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”) and the rules and regulations thereunder.

(xxxiii)     Similar Offerings. Neither the Company nor any of its affiliates (other than the Initial Purchasers), as such term is defined in Rule 501(b) under the 1933 Act (each, an “Affiliate”), has, directly or indirectly, solicited any offer to buy, sold or offered to sell or otherwise negotiated in respect of, or will solicit any offer to buy, sell or offer to sell or otherwise negotiate in respect of, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Securities in a manner that would require the offered Securities to be registered under the 1933 Act.

(xxxiv)     Rule 144A Eligibility. The Securities are eligible for resale pursuant to Rule 144A and will not be, at Closing Time, of the same class as securities listed on a national securities exchange registered under Section 6 of the 1934 Act, or quoted in a U.S. automated interdealer quotation system.

(xxxv)      No General Solicitation. None of the Issuer, the Company, their respective Affiliates or any person acting on its or any of their behalf (other than the Initial Purchasers, as to whom the Issuer and the Company makes no representation) has engaged or will engage, in connection with the offering of the offered Securities, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the 1933 Act.

(xxxvi)     No Registration Required. Subject to compliance by the Initial Purchasers with the representations and warranties of the Initial Purchasers and the procedures set forth in Section 6 hereof, it is not necessary in connection with the offer, sale and delivery of the offered Securities to the Initial Purchasers and to each Subsequent Purchaser in the manner contemplated by this Agreement, the Offering Memorandum to register the Securities under the 1933 Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended (the “1939 Act”).

(xxxvii)    No Directed Selling Efforts. With respect to those offered Securities sold in reliance on Regulation S, (A) neither the Issuer, the Company nor their respective Affiliates or any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Issuer (or the Company after the consummation of the Merger) makes no representation) has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (B) each of the Issuer, the Company and their respective Affiliates and any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Issuer (or the Company after the consummation of the Merger) makes no representation) has complied and will comply with the offering restrictions requirement of Regulation S.

(xxxviii)   [Reserved]

(xxxix)      First Priority Lien Obligations. No event of default exists under any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument constituting First Priority Lien Obligations (as defined in the Indenture).

(xl)           No Operations. The Issuer has no subsidiaries and has conducted no business prior to the date hereof other than in connection with the Transactions and issuance and sale of the Securities contemplated by this Agreement and the Disclosure Package and the Final Offering Memorandum.

(b)           Officer’s Certificates. Any certificate signed by any officer of the Issuer or the Company or any of their respective subsidiaries delivered to the Representatives or to counsel for the Initial Purchasers shall be deemed a representation and warranty by the Issuer or the Company, as the case may be, to each Initial Purchaser as to the matters covered thereby.

SECTION 2.           Sale and Delivery to Initial Purchasers; Closing.

(a)           Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Issuer agrees to sell to each Initial Purchaser, severally and not jointly, and each Initial Purchaser, severally and not jointly, agrees to purchase from the Company,  the principal amount of Securities set forth in Schedule A opposite the name of such Initial Purchaser, plus any additional principal amount of Securities which such Initial Purchaser may become obligated to purchase pursuant to the provisions of Section 11 hereof, in each case at a purchase price of 97.75% of the principal amount thereof.

(b)           Payment. Payment of the purchase price for, and delivery of certificates for, the Securities shall be made at the office of Kirkland & Ellis LLP, 153 East 53rd Street, New York, New York, 10022, or at such other place as shall be agreed upon by the Representatives and the Company, at 9:00 A.M. (Eastern time) on the sixth business day after the date hereof (unless postponed in accordance with the provisions of Section 11 hereof), or such other time not later than ten business days after such date as shall be agreed upon by the Representatives and the Issuer (such time and date of payment and delivery being herein called “Closing Time”).

Payment shall be made to the Issuer by wire transfer of immediately available funds to a bank account designated by the Issuer, against delivery to the Representatives for the respective accounts of the Initial Purchasers of certificates for the Securities to be purchased by them. It is understood that each Initial Purchaser has authorized the Representatives, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Securities which it has agreed to purchase. Merrill Lynch, individually and not as representative of the Initial Purchasers, may (but shall not be obligated to) make payment of the purchase price for the Securities to be purchased by any Initial Purchaser whose funds have not been received by Closing Time, but such payment shall not relieve such Initial Purchaser from its obligations hereunder.

(c)           Denominations; Registration. Certificates for the Securities shall be in such denominations ($2,000 or integral multiples of $1,000 in excess thereof) and registered in such names as the Representatives may request in writing at least one full business day before Closing Time. The certificates representing the Securities shall be made available for examination and packaging by the Initial Purchasers in The City of New York not later than 10:00 A.M. on the last business day prior to Closing Time.

SECTION 3.           Covenants of the Issuer and the Company. Each of the Issuer and, concurrently with the consummation of the Merger and the execution and delivery of the Joinder Agreement, the Company, covenants with each Initial Purchaser as follows:

(a)           Offering Memorandum. The Issuer and the Company, as promptly as possible, will furnish to each Initial Purchaser, without charge, such number of copies of the Offering Memorandum and any amendments and supplements thereto and documents incorporated by reference therein as such Initial Purchaser may reasonably request.

(b)           Notice and Effect of Material Events. The Issuer and the Company will immediately notify each Initial Purchaser, and confirm such notice in writing, of (x) any filing made by the Company of information relating to the offering of the Securities with any securities exchange or any other regulatory body in the United States or any other jurisdiction, and (y) prior to the completion of the placement of the offered Securities by the Initial Purchasers as evidenced by a notice in writing from the Initial Purchasers to the Company, any material changes in or affecting the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise which (i) make any statement in the Disclosure Package, any Offering Memorandum or any Supplemental Offering Material false or misleading or (ii) are not disclosed in the Disclosure Package or the Offering Memorandum. In such event or if during such time any event shall occur as a result of which it is necessary, in the reasonable opinion of any of the Company, its counsel, the Initial Purchasers or counsel for the Initial Purchasers, to amend or supplement the Offering Memorandum in order that the Offering Memorandum not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances then existing, the Company will forthwith amend or supplement the Offering Memorandum by preparing and furnishing to each Initial Purchaser an amendment or amendments of, or a supplement or supplements to, the Offering Memorandum (in form and substance satisfactory in the reasonable opinion of counsel for the Initial Purchasers) so that, as so amended or supplemented, the Offering Memorandum will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is delivered to a Subsequent Purchaser, not misleading.

(c)           Amendment and Supplements to the Offering Memorandum; Preparation of Pricing Supplement; Supplemental Offering Materials. The Issuer and the Company will advise each Initial Purchaser promptly of any proposal to amend or supplement the Offering Memorandum and will not effect such amendment or supplement without the consent of the Initial Purchasers. Neither the consent of the Initial Purchasers, nor the Initial Purchaser’s delivery of any such amendment or supplement, shall constitute a waiver of any of the conditions set forth in Section 5 hereof. The Issuer and the Company will prepare the Pricing Supplement, in form and substance satisfactory to the Representatives, and shall furnish as soon as practicable prior to the Applicable Time to each Initial Purchaser, without charge, as many copies of the Pricing Supplement as such Initial Purchaser may reasonably request. The Issuer and the Company represents and agrees that, unless it obtains the prior consent of the Representatives, it has not made and will not make any offer relating to the Securities by means of any Supplemental Offering Materials.

(d)           Qualification of Securities for Offer and Sale. The Issuer and the Company will each as promptly as practicable, from time to time, take such action as Merrill Lynch may reasonably request to qualify the offered Securities for offering and sale under the applicable securities laws of such states and other jurisdictions as the Initial Purchasers may reasonably designate and to maintain such qualifications in effect as long as may reasonably be required for the sale of the Securities; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(e)           Rating of Securities. The Issuer and the Company shall take all reasonable action necessary to enable Standard & Poor’s Ratings Services, a division of McGraw Hill, Inc. (“S&P”), and Moody’s Investors Service Inc. (“Moody’s”) to provide their respective credit ratings of the Securities.

(f)            DTC. The Issuer and the Company will cooperate with the Initial Purchasers and each use its best efforts to permit the offered Securities to be eligible for clearance and settlement through the facilities of DTC.

(g)           Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in all material respects in the Offering Memorandum under “Use of Proceeds”.

(h)           Restriction on Sale of Securities. During a period of 90 days from the date of the Offering Memorandum, the Issuer and the Company will not, directly or indirectly, issue, sell, offer or agree to sell, grant any option for the sale of, or otherwise dispose of, any other debt securities of the Issuer or the Company or securities of the Issuer or the Company that are convertible into, or exchangeable for, the offered Securities or such other debt securities, except (i) the Exchange Securities in exchange for the Securities in connection with the exchange offer contemplated in the Registration Rights Agreement or (ii) with the prior written consent of Merrill Lynch.

(i)            PORTAL Designation. The Issuer and the Company will each use its best efforts to permit the Securities to be designated PORTAL securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. (“NASD”) relating to trading in the PORTAL Market.

SECTION 4.           Payment of Expenses.

(a)           Expenses. Unless paid by the Company, the Issuer shall pay all expenses incident to the performance of its obligations and the Company’s obligations under this Agreement, including (i) the preparation, printing, delivery to the Initial Purchasers and any filing of the Disclosure Package or any Offering Memorandum (including financial statements and any schedules or exhibits and any document incorporated therein by reference) and of each amendment or supplement thereto or of any Supplemental Offering Material, (ii) the preparation, issuance and delivery of the certificates for the Securities to the Initial Purchasers, including any transfer taxes, any stamp or other duties payable upon the sale, issuance and delivery of the Securities to the Initial Purchasers and any charges of DTC in connection therewith, (iii) the fees and disbursements of the Issuer’s and the Company’s counsel, accountants and other advisors, (iv)  the qualification of the Securities under securities laws in accordance with the provisions of Section 3(d) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchasers in connection therewith and in connection with the preparation of the Blue Sky Survey, any supplement thereto, (v) the fees and expenses of the Trustee, including the fees and disbursements of counsel for the Trustee in connection with the Indenture and the Securities, (vi) the costs and expenses of the Issuer and the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Securities including, without limitation, expenses associated with the production of road show slides and graphics, travel and lodging expenses of the representatives and officers of the Issuer and the Company and half of the cost of aircraft and other transportation chartered in connection with the road show, (vii) any fees payable in connection with the rating of the Securities, and (viii) any fees and expenses payable in connection with the initial and continued designation of the Securities as PORTAL securities under the PORTAL Market Rules pursuant to NASD Rule 5322.

(b)           Termination of Agreement. If this Agreement is terminated by the Representatives in accordance with the provisions of Section 5 or Section 10(a)(i) hereof, the Issuer and the Company shall reimburse the Initial Purchasers for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Initial Purchasers.

SECTION 5.           Conditions of Initial Purchasers’ Obligations. The obligations of the several Initial Purchasers hereunder are subject to the accuracy of the representations and warranties of the Issuer and, concurrently with the consummation of the Merger and the execution and delivery of the Joinder Agreement, the Company contained in Section 1 hereof or in certificates of any officer of the Issuer or the Company or any of their respective subsidiaries delivered pursuant to the provisions hereof, to the performance by the Issuer and the Company of its covenants and other obligations hereunder, and to the following further conditions:

(a)           Opinion of Counsel for Issuer and the Company. At Closing Time, the Representatives shall have received the favorable opinion, dated as of Closing Time, of Kirkland & Ellis LLP, counsel for the Issuer and the Company, in form and substance reasonably satisfactory to counsel for the Initial Purchasers, together with signed or reproduced copies of such letter for each of the other Initial Purchasers to the effect set forth in Exhibit A hereto and to such further effect as counsel to the Initial Purchasers may reasonably request.

(b)           Opinion of the Company’s General Counsel. At Closing Time, the Representatives shall have received the favorable opinion, dated as of Closing Time, of the Company’s General Counsel, in form and substance reasonably satisfactory to counsel for the Initial Purchasers, together with signed or reproduced copies of such letter for each of the other Initial Purchasers to the effect set forth in Exhibit B hereto and to such further effect as counsel to the Initial Purchasers may reasonably request.

(c)           Opinion of Counsel for Initial Purchasers. At Closing Time, the Representatives shall have received the favorable opinion, dated as of Closing Time, of Shearman & Sterling LLP, counsel for the Initial Purchasers, together with signed or reproduced copies of such letter for each of the other Initial Purchasers with respect to the matters set forth in (i), (ii), (vi) through (ix), inclusive, (xv) and the penultimate paragraph of Exhibit A hereto. In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York and the federal law of the United States and the General Corporation Law of the State of Delaware, upon the opinions of counsel satisfactory to the Representatives. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Issuer and the Company and their respective subsidiaries and certificates of public officials.

(d)           Officers’ Certificate. At Closing Time, there shall not have been, since the date hereof or since the date as of which information is given in the Final Offering Memorandum (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement), any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and the Representatives shall have received a certificate of the President or a Vice President of the Company and of the chief financial or chief accounting officer of the Company, dated as of Closing Time, to the effect that (A) there has been no such material adverse change, (B) the representations and warranties of the Company in Section 1 hereof are true and correct with the same force and effect as though expressly made at and as of Closing Time, and (C) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to Closing Time.

(e)           Accountants’ Comfort Letter. At the time of the execution of this Agreement, the Representatives shall have received from PricewaterhouseCoopers LLP a letter dated such date, in form and substance reasonably satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Initial Purchasers containing statements and information of the type ordinarily included in accountants’ “comfort letters” to Initial Purchasers with respect to the financial statements and certain financial information contained in the Offering Memorandum.

(f)            Bring-down Comfort Letter. At Closing Time, the Representatives shall have received from PricewaterhouseCoopers LLP a letter, dated as of Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (e) of this Section, except that the specified date referred to shall be a date not more than three business days prior to Closing Time.

(g)           Maintenance of Rating. At Closing Time, the Securities shall be rated at least B3 by Moody’s and B- by S&P, and the Company shall have delivered to the Representatives a letter dated Closing Time, from each such rating agency, or other evidence satisfactory to the Representatives, confirming that the Securities have such ratings; and since the date of this Agreement, there shall not have occurred a downgrading in the rating assigned to the Securities or any of the Company’s other debt securities by any “nationally recognized statistical rating agency”, as that term is defined by the Commission for purposes of Rule 436(g)(2) under the 1933 Act, and no such securities rating agency shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of the Securities or any of the Company’s other debt securities.

(h)           PORTAL. At Closing Time, the Securities shall have been designated for trading on PORTAL.

(i)            Indenture and Securities. The Indenture shall have been duly executed and delivered by the Issuer and the Trustee. The Securities shall have been duly executed and delivered by the Issuer and duly authenticated by the Trustee and shall be eligible for clearance and settlement through The Depository Trust Company, Clearstream Banking and the Euroclear System.

(j)            Supplemental Indenture. The Supplemental Indenture shall have been duly executed and delivered by the Issuer, the Company and the Trustee.

(k)           Joinder Agreement. The Joinder Agreement shall have been duly executed and delivered by the Issuer and the Company.

(l)            Registration Rights Agreement. The Registration Rights Agreement shall have been duly executed and delivered by the Issuer.

(m)          Credit Facility. The Credit Agreement shall have been duly executed and delivered by the Company and the conditions to closing contemplated by the Credit Facility (other than the issuance and sale of the Securities) will, on or prior to the Merger Closing Date, have been satisfied or waived. There shall not exist at, and as of, the Merger Closing Date (after giving effect to the consummation of the Transactions) any condition that would constitute a default (or an event that with notice or the lapse of time, or both, would constitute a default) under the Credit Facility.

(n)           Solvency Certificate. The Company shall deliver to the Initial Purchasers the solvency certificate delivered to the Lenders (as defined in the Credit Agreement) pursuant to the Credit Agreement.

(o)           Equity Contribution. The Equity Contribution payable to the Company pursuant to the Merger Agreement shall have been paid to the Company.

(p)           Transactions. Other than the issuance and sale of the Securities and payment of the Equity Contribution, the Transactions shall have been consummated or are being consummated simultaneously herewith.

(q)           Additional Documents. At Closing Time, counsel for the Initial Purchasers shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated shall be satisfactory in form and substance to the Representatives and counsel for the Initial Purchasers.

(r)            Termination of Agreement. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Representatives by notice to the Issuer at any time at or prior to Closing Time, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 7, 8 and 9 shall survive any such termination and remain in full force and effect.

SECTION 6.           Subsequent Offers and Resales of the Securities.

(a)           Offer and Sale Procedures. Each of the Initial Purchasers and the Issuer and, concurrently with the consummation of the Merger and the execution and delivery of the Joinder Agreement, the Company hereby establishes and agrees to observe the following procedures in connection with the offer and sale of the Securities:

(i)            Offers and Sales. Offers and sales of the Securities shall be made to such persons and in such manner as is contemplated by the Offering Memorandum. Each Initial Purchaser severally agrees that it will not offer, sell or deliver any of the Securities in any jurisdiction outside the United States except under circumstances that will result in compliance with the applicable laws thereof, and that it will take at its own expense whatever action is required to permit its purchase and resale of the Securities in such jurisdictions.

(ii)           No General Solicitation. No general solicitation or general advertising (within the meaning of Rule 502(c) under the 1933 Act) will be used in the United States in connection with the offering or sale of the Securities.

(iii)          Purchases by Non-Bank Fiduciaries. In the case of a non-bank Subsequent Purchaser of a Security acting as a fiduciary for one or more third parties, each third party shall, in the judgment of the applicable Initial Purchaser, be an Institutional Accredited Investor or a “qualified institutional buyer” within the meaning of Rule 144A under the 1933 Act (a “Qualified Institutional Buyer”) or a non-U.S. person outside the United States.

(iv)          Subsequent Purchaser Notification. Each Initial Purchaser will take reasonable steps to inform, and cause each of its U.S. Affiliates to take reasonable steps to inform, persons acquiring Securities from such Initial Purchaser or affiliate, as the case may be, in the United States that the Securities (A) have not been and will not be registered under the 1933 Act, (B) are being sold to them without registration under the 1933 Act in reliance on Rule 144A or in accordance with another exemption from registration under the 1933 Act, as the case may be, and (C) may not be offered, sold or otherwise transferred except (1) to the Company, (2) outside the United States in accordance with Regulation S, or (3) inside the United States in accordance with (x) Rule 144A to a person whom the seller reasonably believes is a Qualified Institutional Buyer that is purchasing such Securities for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A or (y) pursuant to another available exemption from registration under the 1933 Act.

(v)           Minimum Principal Amount. No sale of the Securities to any one Subsequent Purchaser will be for less than U.S. $2,000 principal amount and no Security will be issued in a smaller principal amount. If the Subsequent Purchaser is a non-bank fiduciary acting on behalf of others, each person for whom it is acting must purchase at least U.S. $2,000 principal amount of the Securities.

(b)           Covenants of the Issuer and the Company. Each of the Issuer and, concurrently with the consummation of the Merger and the execution and delivery of the Joinder Agreement, the Company covenants with each Initial Purchaser as follows:

(i)            Integration. Each of the Issuer and the Company agrees that it will not and will cause its Affiliates not to, directly or indirectly, solicit any offer to buy, sell or make any offer or sale of, or otherwise negotiate in respect of, securities of the Issuer or the Company of any class if, as a result of the doctrine of “integration” referred to in Rule 502 under the 1933 Act, such offer or sale would render invalid (for the purpose of (i) the sale of the offered Securities by the Issuer and the Company to the Initial Purchasers, (ii) the resale of the offered Securities by the Initial Purchasers to Subsequent Purchasers or (iii) the resale of the offered Securities by such Subsequent Purchasers to others) the exemption from the registration requirements of the 1933 Act provided by Section 4(2) thereof or by Rule 144A or by Regulation S thereunder or otherwise.

(ii)           Restriction on Repurchases. Until the expiration of two years after the original issuance of the offered Securities, the Issuer and the Company will not, and will cause their respective Affiliates not to, resell any offered Securities which are “restricted securities” (as such term is defined under Rule 144(a)(3) under the 1933 Act), whether as beneficial owner or otherwise (except as agent acting as a securities broker on behalf of and for the account of customers in the ordinary course of business in unsolicited broker’s transactions).

(c)           Qualified Institutional Buyer. Each Initial Purchaser severally and not jointly represents and warrants to, and agrees with, the Issuer that it is a Qualified Institutional Buyer and an “accredited investor” within the meaning of Rule 501(a) under the 1933 Act (an “Accredited Investor”).

(d)           Resale Pursuant to Rule 903 of Regulation S or Rule 144A. Each Initial Purchaser understands that the offered Securities have not been and will not be registered under the 1933 Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the 1933 Act or pursuant to an exemption from the registration requirements of the 1933 Act. Each Initial Purchaser severally represents and agrees, that, except as permitted by Section 6(a) above, it has offered and sold Securities and will offer and sell Securities (i) as part of their distribution at any time and (ii) otherwise until forty days after the later of the date upon which the offering of the Securities commences and Closing Time, only in accordance with Rule 903 of Regulation S, Rule 144A under the 1933 Act or another applicable exemption from the registration requirements of the 1933 Act. Accordingly, neither the Initial Purchasers, their affiliates nor any persons acting on their behalf have engaged or will engage in any directed selling efforts with respect to Securities sold hereunder pursuant to Regulation S, and the Initial Purchasers, their affiliates and any person acting on their behalf have complied and will comply with the offering restriction requirements of Regulation S. Each Initial Purchaser severally agrees that, at or prior to confirmation of a sale of offered Securities pursuant to Regulation S it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases offered Securities from it or through it during the restricted period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the United States Securities Act of 1933 (the “Securities Act”) and may not be offered or sold within the United States or to or for the account or benefit of U.S. persons (i) as part of their distribution at any time and (ii) otherwise until forty days after the later of the date upon which the offering of the Securities commenced and the date of closing, except in either case in accordance with Regulation S or Rule 144A under the Securities Act. Terms used above have the meaning given to them by Regulation S.”

Terms used in the above paragraph have the meanings given to them by Regulation S.

SECTION 7.           Indemnification.

(a)           Indemnification of Initial Purchasers. The Issuer and, concurrently with and following the consummation of the Merger and the execution and delivery of the Joinder Agreement, the Company, each agrees to indemnify and hold harmless each Initial Purchaser, its affiliates, as such term is defined in Rule 501(b) under the 1933 Act (each, an “Affiliate”), its selling agents and each person, if any, who controls any Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

(i)            against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in any preliminary offering memorandum, the Disclosure Package, the Final Offering Memorandum (or any amendment or supplement thereto) or any Supplemental Offering Materials, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii)           against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 7(d) below) any such settlement is effected with the written consent of the Issuer or, concurrently with and following the consummation of the Merger and the execution and delivery of the Joinder Agreement, the Company; and

(iii)          against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by Merrill Lynch), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Issuer by any Initial Purchaser through Merrill Lynch expressly for use in any preliminary offering memorandum, the Disclosure Package, the Final Offering Memorandum (or any amendment or supplement thereto) or in any Supplemental Offering Materials.

(b)           Indemnification of Company. Each Initial Purchaser severally agrees to indemnify and hold harmless the Issuer and, concurrently with and following the consummation of the Merger and the execution and delivery of the Joinder Agreement, the Company, and each person, if any, who controls the Issuer or the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in any preliminary offering memorandum, the Disclosure Package, the Final Offering Memorandum or any Supplemental Offering Materials in reliance upon and in conformity with written information furnished to the Issuer by such Initial Purchaser through Merrill Lynch expressly for use therein.

(c)           Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 7(a) above, counsel to the indemnified parties shall be selected by Merrill Lynch, and, in the case of parties indemnified pursuant to Section 7(b) above, counsel to the indemnified parties shall be selected by the Issuer or, concurrently with and following the consummation of the Merger and the execution and delivery of the Joinder Agreement, the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for reasonable fees and expenses of more than one counsel (in addition to one local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section or Section 8 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)           Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 7(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement, unless such request is being disputed in good faith.

SECTION 8.           Contribution. If the indemnification provided for in Section 7 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuer or the Company on the one hand and the Initial Purchasers on the other hand from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Issuer or the Company on the one hand and of the Initial Purchasers on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Issuer or the Company on the one hand and the Initial Purchasers on the other hand in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Issuer or the Company and the total underwriting discount received by the Initial Purchasers, bear to the aggregate initial offering price of the Securities.

The relative fault of the Issuer or the Company on the one hand and the Initial Purchasers on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Issuer or the Company or by the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Initial Purchasers and the Issuer and, concurrently with or following the consummation of the Merger and the execution and delivery of the Joinder Agreement, the Company agree that it would not be just and equitable if contribution pursuant to this Section were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities purchased and sold by it hereunder exceeds the amount of any damages which such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section, each person, if any, who controls an Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and each Initial Purchaser’s Affiliates and selling agents shall have the same rights to contribution as such Initial Purchaser, and each person, if any, who controls the Issuer or the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company. The Initial Purchasers’ respective obligations to contribute pursuant to this Section are several in proportion to the principal amount of Securities set forth opposite their respective names in Schedule A hereto and not joint.

SECTION 9.           Representations, Warranties and Agreements to Survive. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Issuer or the Company or any of their respective subsidiaries submitted pursuant hereto shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Initial Purchaser or its Affiliates or selling agents, any person controlling any Initial Purchaser, its officers or directors or any person controlling the Issuer or the Company and (ii) delivery of and payment for the Securities.

SECTION 10.         Termination of Agreement.

(a)           Termination; General. The Representatives may terminate this Agreement, by notice to the Issuer, at any time at or prior to Closing Time (i) if there has been, since the time of execution of this Agreement or since the date as of which information is given in the Preliminary Offering Memorandum, the Disclosure Package or the Final Offering Memorandum (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement), any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representatives, impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission, or if trading generally on the American Stock Exchange or the New York Stock Exchange or in the NASDAQ System has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the National Association of Securities Dealers, Inc. or any other governmental authority, or (iv) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States or with respect to Clearstream or Euroclear systems in Europe, or (v) if a banking moratorium has been declared by either Federal or New York authorities.

(b)           Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 7, 8 and 9 shall survive such termination and remain in full force and effect.

SECTION 11.         Default by One or More of the Initial Purchasers. If one or more of the Initial Purchasers shall fail at Closing Time to purchase the Securities which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the Representatives shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Initial Purchasers, or any other initial purchasers, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representatives shall not have completed such arrangements within such 24-hour period, then:

(a)           if the number of Defaulted Securities does not exceed 10% of the aggregate principal amount of the Securities to be purchased hereunder, each of the non-defaulting Initial Purchasers shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Initial Purchasers, or

(b)           if the number of Defaulted Securities exceeds 10% of the aggregate principal amount of the Securities to be purchased hereunder, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser.

No action taken pursuant to this Section shall relieve any defaulting Initial Purchaser from liability in respect of its default.

In the event of any such default which does not result in a termination of this Agreement, either the Representatives or the Issuer shall have the right to postpone Closing Time for a period not exceeding seven days in order to effect any required changes in the Offering Memorandum or in any other documents or arrangements. As used herein, the term “Initial Purchaser” includes any person substituted for an Initial Purchaser under this Section.

SECTION 12.         Tax Disclosure. Notwithstanding any other provision of this Agreement, immediately upon commencement of discussions with respect to the transactions contemplated hereby, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure. For purposes of the foregoing, the term “tax treatment” is the purported or claimed federal income tax treatment of the transactions contemplated hereby, and the term “tax structure” includes any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transactions contemplated hereby.

SECTION 13.         Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Initial Purchasers shall be directed to the Representatives at 4 World Financial Center, New York, New York 10080, attention of Global Origination Counsel, notices to the Issuer and the Company shall be directed to it at 7700 France Avenue South, Suite 275, Edina, Minnesota 55435-5228, attention of General Counsel, with a copy to Kirkland & Ellis LLP, 153 East 53rd Street, New York, New York 10022, Attention: Christian O. Nagler, Esq.

SECTION 14.         No Advisory or Fiduciary Relationship. The Issuer and, concurrently with the consummation of the Merger and the execution and delivery of the Joinder Agreement, the Company, each acknowledges and agrees that (a) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Issuer or the Company, on the one hand, and the several Initial Purchasers, on the other hand, (b) in connection with the offering contemplated hereby and the process leading to such transaction each Initial Purchaser is and has been acting solely as a principal and is not the agent or fiduciary of the Issuer or the Company, or their stockholders, creditors, employees or any other party, (c) no Initial Purchaser has assumed or will assume an advisory or fiduciary responsibility in favor of the Issuer or the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Initial Purchaser has advised or is currently advising the Issuer or the Company on other matters) and no Initial Purchaser has any obligation to the Issuer or the Company with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement, (d) the Initial Purchasers and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Issuer or the Company, and (e) the Initial Purchasers have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby, and the Issuer and the Company has each consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

SECTION 15.         Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Issuer or the Company and the Initial Purchasers, or among any of them, with respect to the subject matter hereof.

SECTION 16.         Parties. This Agreement shall inure to the benefit of and be binding upon the Initial Purchasers and the Issuer and their respective successors including, in the case of the Issuer, the Company. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Initial Purchasers and the Issuer and their respective successors and the controlling persons and officers and directors referred to in Sections 7 and 8 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Initial Purchasers and the Issuer and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any Initial Purchaser shall be deemed to be a successor by reason merely of such purchase.

SECTION 17.         GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 18.         TIME. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 19.         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

SECTION 20.         Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Issuer a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Initial Purchasers and the Issuer in accordance with its terms.

Very truly yours,

UHS MERGER SUB, INC.

By	/s/ Robert Juneja
Title: President

CONFIRMED AND ACCEPTED,
as of the date first above written:

MERRILL LYNCH & CO.

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED
BEAR, STERNS & CO. INC
WACHOVIA CAPITAL MARKETS, LLC

By:	MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

By:	/s/ Sarang Gadkari
Authorized Signatory

For themselves and as Representatives of the other Initial Purchasers named in Schedule A hereto.

SCHEDULE A

Name of Initial Purchaser	Principal Amount of Floating Rate Notes
Merrill Lynch Pierce, Fenner & Smith Incorporated	$92,000,000
Bear, Stearns & Co. Inc.	$69,000,000
Wachovia Capital Markets, LLC	$69,000,000
Total	$230,000,000

Name of Initial Purchaser	Principal Amount of PIK Toggle Notes
Merrill Lynch Pierce, Fenner & Smith Incorporated	$92,000,000
Bear, Stearns & Co. Inc.	$69,000,000
Wachovia Capital Markets, LLC	$69,000,000
Total	$230,000,000

Sch A-1

SCHEDULE B

Form of Joinder Agreement

May [    ], 2007

THIS JOINDER AGREEMENT, dated as of May [   ], 2007 (this “Joinder Agreement”), is among Universal Hospital Services, Inc. (the “Company”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc. and Wachovia Capital Markets, LLC, as representatives of the initial purchasers under the Purchase Agreement (the “Initial Purchasers”).

Reference is hereby made to the Purchase Agreement, dated May 22, 2007 between UHS Merger Sub, Inc. (the “Issuer”) and the Initial Purchasers (the “Purchase Agreement”). Terms used and not otherwise defined herein shall have the meanings given to them in the Purchase Agreement.

The Company hereby unconditionally and irrevocably expressly assumes and confirms, and agrees to perform and observe, each and any of the covenants, agreements, terms, conditions, obligations, appointments, duties, promises and liabilities of “the Issuer” or “the Company” under the Purchase Agreement as if the Company were an original signatory to the Purchase Agreement as of the date thereof.

The undersigned officer of the Company does hereby certify, in his or her capacity as an executive officer of the Company, that the representations and warranties contained in the Purchase Agreement are true and correct with respect to the Company as of the date hereof and as of the date thereof.

The undersigned hereby agrees to promptly execute and deliver any and all further documents and take such further action as any other undersigned party may reasonably require to effect the purpose of this Joinder Agreement.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Sch B-1

IN WITNESS WHEREOF, the undersigned have executed this Joinder Agreement as of the date first above written.

UNIVERSAL HOSPITAL SERVICES, INC.

By:
Name:
Title:

Sch B-2

The foregoing Joinder Agreement is hereby confirmed and accepted as of the date first above written.

Acting on behalf of themselves and as the Representatives of the Initial Purchasers.

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED
BEAR, STEARNS & CO. INC.
WACHOVIA CAPITAL MARKETS, LLC

By:	MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

By:
Name:
Title:

Sch B-3

SCHEDULE C

Pricing Supplement

Sch C-1

Pricing Supplement dated May 22, 2007

to

Preliminary Offering Memorandum dated May 11, 2007

UHS Merger Sub, Inc.

to be merged with and into

Universal Hospital Services, Inc.

$230,000,000 Second Lien Senior Secured Floating Rate Notes due 2015

$230,000,000 8.50%/9.25% Second Lien Senior Secured PIK Toggle Notes due 2015

This Pricing Supplement is qualified in its entirety by reference to the Preliminary Offering Memorandum dated May 11, 2007 (the “Preliminary Offering Memorandum”). The information in this Pricing Supplement supplements the Preliminary Offering Memorandum and supersedes the information in the Preliminary Offering Memorandum to the extent inconsistent with the information in the Preliminary Offering Memorandum. Terms used herein and not defined herein have the meanings assigned in the Preliminary Offering Memorandum.

The notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction. The notes may not be offered or sold in the United States or to U.S. persons (as defined in Regulation S) except in transactions exempt from, or not subject to, the registration requirements of the Securities Act. Accordingly, the notes are being offered only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.

$230,000,000 Second Lien Senior Secured Floating Rate Notes due 2015

Security Description:	Second Lien Senior Secured Floating Rate Notes due 2015

Distribution:	144A and Regulation S with registration rights as set forth in the Preliminary Offering Memorandum.

Face:	$230,000,000

Sch C-2

Gross Proceeds:	$230,000,000

Interest:	LIBOR plus 3.375% per annum, reset semi-annually

Maturity:	June 1, 2015

Offering Price:	100% of face amount

Yield to Maturity:	LIBOR plus 3.375%

Interest Payment Dates:	June 1 and December 1, commencing December 1, 2007

40% Equity Clawback until:	June 1, 2009

Optional Redemption	Makewhole call @ T+50bps prior to June 1, 2009, then:

On or after	Percentage
June 1, 2009	102.000%
June 1, 2010	101.000%
June 1, 2011 and thereafter	100.000%

Trade Date:	May 22, 2007

Settlement:	T+6; May 31, 2007

CUSIP:	144A: 91359P AC4 Reg S: U91489 AD3

Denominations/Multiple:	Minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000

Bookrunners:	Merrill Lynch & Co.
Bear, Stearns & Co. Inc.
Wachovia Securities

Trustee:	Wells Fargo Bank, National Association

$230,000,000 8.50%/9.25% Second Lien Senior Secured PIK Toggle Notes due 2015

Security Description:	8.50%/9.25% Second Lien Senior Secured PIK Toggle Notes due 2015

Distribution:	144A and Regulation S with registration rights as set forth in the Preliminary Offering Memorandum.

Face:	$230,000,000

Gross Proceeds:	$230,000,000

Interest:	Cash interest accrues at 8.50% per annum

Sch C-3

PIK interest accrues at 9.25% per annum After June 1, 2011, all interest must be paid in cash

Maturity:	June 1, 2015

Offering Price:	100% of face amount

Yield to Maturity:	8.500%

Interest Payment Dates:	June 1 and December 1, commencing December 1, 2007

40% Equity Clawback until:	June 1, 2010

Optional Redemption	Makewhole call @ T+50bps prior to June 1, 2011, then:

On or after	Percentage
June 1, 2011	104.250%
June 1, 2012	102.125%
June 1, 2013 and thereafter	100.000%

Trade Date:	May 22, 2007

Settlement:	T+6; May 31, 2007

CUSIP:	144A: 91359P AD2 Reg S: U91489 AE1

Denominations/Multiple:	Minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000

Bookrunners:	Merrill Lynch & Co.
Bear, Stearns & Co. Inc.
Wachovia Securities

Trustee:	Wells Fargo Bank, National Association

Additional Disclosures

Upon consummation of the Transactions, we believe PricewaterhouseCoopers LLP will no longer be independent with respect to us due to their existing relationship with an affiliate of BSMB. Consequently, following the consummation of the Transactions, we will engage another nationally recognized, registered independent accounting firm.

We launched a tender offer and consent solicitation for our existing 10.125% senior notes due 2011. As of May 21, 2007, $235.1 million of the outstanding $260 million of such senior unsecured notes have tendered. The $24.9 million of such senior unsecured notes not tendered will remain outstanding. As a result, we will not need to borrow under our new senior secured credit facility upon the consummation of the Transactions.

Sch C-4

Exhibit A

FORM OF OPINION OF ISSUER’S COUNSEL
TO BE DELIVERED PURSUANT TO
SECTION 5(a)

A-1

Exhibit B

FORM OF OPINION OF THE COMPANY’S GENERAL COUNSEL
TO BE DELIVERED PURSUANT TO
SECTION 5(b)

B-1